SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) April 14, 2003
                                  --------------




                           GENERAL MOTORS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




   300 Renaissance Center, Detroit, Michigan                 48265-3000
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 7. FINANCIAL STRATEMENTS AND EXHIBITS

ITEM 9. REGULATION FD DISCLOSURE (Information Furnished in this Item 9 is Furnished under Item 12)

In accordance with Securities and Exchange Commission Release No. 33-8126, the following information, which is intended to be furnished under Item 12, "Results of Operations and Financial Condition," is instead being furnished under Item 9, "Regulation FD Disclosure." This information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On April 15, 2003, a news release was issued on the subject of first quarter consolidated earnings for General Motors Corporation (GM). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of GM's Quarterly Report on Form 10-Q. The following is the first quarter earnings release for GM, and their subsidiary Hughes Electronics Corporation's (Hughes) earnings release dated April 14, 2003.


GM Reports First Quarter Financial Results

o   Net income of $1.5 billion, or $2.71 per share
o Adjusted net income of $1 billion, or $1.84 per share, excluding Hughes and the sale of GM Defense
o   Total automotive cash exceeds $20 billion

DETROIT - General Motors Corp. (NYSE: GM, GMH) today reported net income of $1.5 billion, or $2.71 per diluted share of GM's $1-2/3 par value common stock, in the first quarter of 2003, up from $228 million, or $0.57 per share, in the first quarter of 2002.

GM's adjusted income, which excludes a gain from the sale of GM Defense and results from Hughes Electronics, totaled $1 billion, or $1.84 per share, in the first quarter of 2003. GM's adjusted net income in the first quarter of 2002 was $791 million, or $1.39 per share. Automotive and financing revenue rose about 5 percent.

GM's performance in the first quarter of 2003 reflected profitable automotive operations in North America, significantly improved results in Europe and Asia, record earnings at General Motors Acceptance Corp., and continued strong automotive cash flow.

The first-quarter 2003 results include a gain of $505 million after tax, or $0.90 per share, from the previously announced sale of GM Defense. The first-quarter 2002 results included unfavorable special items totaling $417 million, or $0.72 per share.

"The first quarter financial results reflect solid contributions from both our automotive operations and our finance unit," said GM Chairman Jack Smith. "As I prepare to retire from General Motors, I'm confident that GM has the right products and the right management team to continue to leverage our strengths as the world's largest automaker to grow the business around the world."

"GM turned in a strong performance overall during the first quarter," GM President and Chief Executive Officer Rick Wagoner said. "I'm particularly pleased with the record-breaking performance at GMAC, the continued strength of our Asia-Pacific operations, and the growing momentum behind GM Europe's turnaround. While market conditions were admittedly challenging, market share performance in North America did not meet our expectations. We are launching new products in key, high-volume segments of the market to improve our competitiveness, and we expect to remain aggressive in the marketplace. At the same time, we must continue to build on our tremendous progress in improving quality and reducing costs around the globe."

Wagoner said GM's passenger car offensive is already underway with the launch of the Pontiac Grand Prix, followed by the Chevrolet Malibu and Malibu Maxx, and the Pontiac GTO later this year. In addition, Cadillac's renaissance continues with the upcoming introduction of the Cadillac XLR roadster and SRX crossover vehicle. GM is also expanding its truck line-up in 2003 with the Cadillac Escalade ESV, the Buick Rainier, the GMC Envoy XUV and the all-new Chevrolet Colorado and the GMC Canyon.

In Europe, GM is introducing five new models this year, including the Opel Meriva, Signum, Vectra wagon and Speedster Turbo, and the Saab 9-3 Cabrio. Additionally, GM Daewoo Auto & Technology Co. is launching three new 2003 products in Europe: the Matiz, the Kalos and the Nubira.

                   Cadillac, Saab Post Impressive Sales Gains

Within the luxury segment of the market, GM continued to demonstrate strong momentum with Cadillac sales surging 16 percent in the first quarter of 2003 and Saab Cars USA reporting the best quarterly sales results in its 47-year history.

"Cadillac's resurgence epitomizes GM's strategy to deliver truly exciting and unique products," Wagoner said. "The Escalade and the CTS are allowing GM to reach younger, more affluent customers, and we expect that trend to continue with the introduction of the SRX and the XLR later this year. And, the new Saab 9-3 sports sedan is off to a very strong start."

GM financial results described throughout the remainder of this release exclude special items unless otherwise noted. See Highlights for reconciliation of adjusted results to results based on Generally Accepted Accounting Principles
(GAAP).

                               Cash and Liquidity

GM generated approximately $3.3 billion in automotive cash in the first quarter of 2003, including approximately $1.1 billion from the sale of GM Defense. Cash, marketable securities, and assets of the VEBA trust invested in short-term fixed-income securities totaled $20.6 billion at March 31, 2003, excluding financing and insurance operations and Hughes, compared with $17.3 billion on Dec. 31, 2002. The increase in cash improved GM's net liquidity to $5.6 billion at the end of the first quarter of 2003 versus $2.3 billion at the end of 2002.

As previously announced, GM contributed 149.2 million shares of GM Class H stock, valued at $1.24 billion, to its U.S. employee benefit plans in the first quarter of 2003 to further strengthen GM's balance sheet.

                            GM Automotive Operations

GM's global automotive operations earned $546 million in the first quarter of 2003, compared with $496 million in the prior-year period. Global production rose 7 percent in the first quarter, compared with the same period in 2002.

GM North America (GMNA) earned $548 million in the first quarter of 2003, compared with $654 million in the first quarter of 2002. GM continued to show improvement in sales mix, material cost, and productivity in North America, but the gains were more than offset by intense pricing pressure, higher pension expense, and currency exchange losses versus the year-ago period. GM's U.S. market share was 26.6 percent in the first quarter of 2003, down from 28.2 percent in the year-earlier period.

GM Europe (GME) reported a loss of $65 million in the first quarter of 2003, a substantial improvement from a year ago when GME posted a loss of $125 million. The improvement reflected increased volume for GME as new Opel and Saab products reached the market. In addition, GME made significant progress in cost reduction at Opel/Vauxhall and Saab.

"We're pleased with the continuing progress of our turnaround effort at Opel/Vauxhall, and we've made good progress at Saab in a relatively short period of time," Wagoner said. "During the first quarter of 2003, GM Europe increased its market share to 9.6 percent, representing six consecutive months of market share gains in Europe. In addition, Saab reported impressive sales in its key markets, so we feel we're on the right track in Europe."

GM Asia Pacific earned $75 million in the first quarter of 2003, up from $7 million in the year-ago quarter. Shanghai GM and GM's Australia-based Holden continued to post strong financial results. Asia-Pacific results also benefited from lower-than-expected start-up costs at GM Daewoo Auto & Technology Co. GM Latin America/Africa/Mid-East (GMLAAM) lost $12 million in the first quarter of 2003, compared with a loss of $40 million in the year-ago period.

"GM's Asia-Pacific operations are a growing contributor to our overall performance," Wagoner said. "Our joint ventures in China are expanding rapidly, and GM Daewoo is performing better than we had planned. While the Latin American market remains difficult, we are continuing to increase our market share and strengthen our number one position in the region, and reduce costs."

                                      GMAC

General Motors Acceptance Corporation (GMAC) reported record quarterly earnings in the first quarter of 2003, propelled by record performance at its mortgage operations.

"GMAC's mortgage operations achieved truly exceptional results," Wagoner said. "We are also pleased to see higher earnings in its financing business."

GMAC earned $699 million in the first quarter of 2003, up nearly 60 percent from the $439 million a year ago. Earnings at the mortgage group rose to a record $371 million, more than double the $148 million recorded in the first quarter of 2002. The improvement reflects continued strong volumes at both the residential and commercial mortgage sectors. GMAC's financing operations also posted a strong performance with earnings of $302 million in the quarter, up $47 million from a year ago, reflecting higher asset levels and lower credit loss provisions. First quarter earnings at the insurance group were $26 million, down $10 million from a year ago. These results reflect a decline in the investment portfolio, which more than offset improved underwriting income.

                                     Hughes

Hughes Electronics reduced its losses substantially during the first quarter of 2003 to $54 million from a loss of $146 million in the prior-year period, led by a strong performance at DirecTV. During the quarter, DirecTV U.S. experienced better-than-expected subscriber growth and higher average revenue per subscriber. In addition, operating margins improved sharply, and DirecTV's monthly customer churn rate fell to 1.5 percent during the quarter, representing the lowest level attained in a first quarter in four years. DirecTV added 275,000 net subscribers in the first quarter of 2003, bringing the number of total U.S. subscribers to 11.4 million.

As a result of the improved performance at DirecTV, Hughes reported an operating profit of nearly $42 million in the first quarter of 2003, the first time Hughes has generated a quarterly operating profit in over four years.

GM recently announced that it plans to split off Hughes and simultaneously sell its 19.9 percent economic interest in Hughes to News Corp. for $14 per share, or approximately $3.8 billion. GM would receive about $3.1 billion in cash, and the remainder would be paid in cash or News Corp. preferred American Depositary Receipts (ADRs). GM would also receive a distribution of $275 million from Hughes in consideration of the value enhancement for Class H stockholders arising from the conversion from a tracking stock to an asset based stock. The transaction is expected to close in late 2003 or early 2004.

                                  Looking Ahead

GM expects moderate economic growth in 2003 in the United States, resulting in total U.S. industry vehicle sales in the low to mid-16 million unit range. In Europe, total industry vehicle sales are expected to be in the high 18-million unit range.

Although there is considerable economic uncertainty and increasing price and volume pressure, GM expects second quarter earnings of at least $1.00 per share, excluding Hughes and any special items. GM expects to be profitable in both the third and fourth quarters of 2003. However, GM is now less certain of its ability to achieve its prior 2003 calendar-year guidance of $5.00 earnings per share, given the uncertain economic conditions around the globe. In light of these circumstances, GM is not providing any specific update to its calendar-year earnings guidance at this time.

General Motors, the world's largest vehicle manufacturer, designs, builds and markets cars and trucks worldwide, and has been the global automotive sales leader since 1931. More information on GM can be found at www.gm.com.


In this press release and related comments by General Motors management, our use of the words "expect," "anticipate," "estimate," "forecast," "objective," "plan," "goal" and similar expressions is intended to identify forward looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in GM's most recent report on SEC Form 10-K (at page II-18) which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: changes in economic conditions, currency exchange rates or political stability; shortages of fuel, labor strikes or work stoppages; market acceptance of the corporation's new products; significant changes in the competitive environment; changes in laws, regulations and tax rates; and, the ability of the corporation to achieve reductions in cost and employment levels to realize production efficiencies and implement capital expenditures at levels and times planned by management.

In connection with the proposed transactions, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and The News Corporation Limited ("News") intend to file relevant materials with the Securities and Exchange Commission ("SEC"), including one or more registration statement(s) that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 common stock and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free (along with any other documents and reports filed by GM, Hughes or News with the SEC) at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

GM and its directors and executive officers and Hughes and certain of its executive officers may be deemed to be participants in the solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information about the directors and executive officers of GM and their ownership of GM stock is set forth in the proxy statement for GM's 2002 annual meeting of shareholders filed with the SEC and available free of charge at the SEC's website at www.sec.gov. Investors may obtain additional information regarding the interests of such participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

Participants in GM's solicitation may also be deemed to include the following persons whose interests in GM are not described in the proxy statement for GM's 2002 annual meeting:

Jack A. Shaw            Chief Executive Officer, Hughes
Roxanne S. Austin       Executive VP, Hughes; President and COO, DIRECTV
Patrick T. Doyle        Corporate VP and Treasurer, Hughes
Michael J. Gaines       Corporate VP and CFO, Hughes
Sandra A. Harrison      Senior VP, Hughes
Eddy W. Hartenstein     Senior Executive VP, Hughes; Chairman, DIRECTV
Larry D. Hunter         Senior VP and General Counsel

Mr. Shaw beneficially owns 4,084 shares of GM $1-2/3 common stock and 2,244,987 shares of GM Class H common stock. Ms. Austin beneficially owns 3,293 shares of GM $1-2/3 common stock and 1,632,071 shares of GM Class H common stock. Mr. Doyle beneficially owns 746 shares of GM $1-2/3 common stock and 511,149 shares of GM Class H common stock. Mr. Gaines beneficially owns 482 shares of GM $1-2/3 common stock and 298,745 shares of GM Class H common stock. Ms. Harrison beneficially owns 1,632 shares of GM $1-2/3 common stock and 916,136 shares of GM Class H common stock. Mr. Hartenstein beneficially owns 3,036 shares of GM $1-2/3 common stock and 1,962,614 shares of GM Class H common stock. Mr. Hunter beneficially owns 0 shares of GM $1-2/3 common stock and 485,130 shares of GM Class H common stock. The above ownership information includes shares that are purchasable under options that are exercisable within 60 days of April 9, 2003. In addition, each of Mr. Shaw, Ms. Austin, Mr. Doyle, Mr. Gaines, Ms. Harrison, Mr. Hartenstein and Mr. Hunter holds options to acquire shares of GM Class H common stock that are not exercisable within 60 days of April 9, 2003.

Each of Mr. Shaw, Ms. Austin, Mr. Doyle, Mr. Gaines, Ms. Harrison, Mr. Hartenstein and Mr. Hunter has a severance agreement with Hughes that provides for severance in the event of an involuntary termination after a change in control, and each also has a retention agreement that provides for certain payments in the event of a change in control.

Investors may obtain additional information regarding the interests of the participants by reading the prospectuses and proxy/solicitation statements if and when they become available. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes and News to differ materially, many of which are beyond the control of GM, Hughes or News include, but are not limited to, the following: (1) operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (2) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (3) the effects of legislative and regulatory changes; (4) an inability to retain necessary authorizations from the FCC; (5) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (6) the introduction of new technologies and competitors into the subscription television business; (7) changes in labor, programming, equipment and capital costs; (8) future acquisitions, strategic partnerships and divestitures; (9) general business and economic conditions; and (10) other risks described from time to time in periodic reports filed by GM, Hughes or News with the SEC. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                           General Motors Corporation
                        List of Special Items - After Tax
                 (dollars in millions except per share amounts)


     Management believes that the adjusted information set forth herein is useful to investors as it represents how Management views the results of operations and cash of the Corporation and, therefore, is the basis on which internal evaluation metrics are determined. The internal evaluation metrics are those used by the Corporation's Board of Directors to evaluate Management.


                                                 Three Months Ended
                                                   March 31, 2003
                                               ---------------------
                                                           GM $1-2/3
                                                           Par Value
                                                         Common Stock
                                                              EPS
                                                           ---------

     Net Income                                 $1,483       $2.71

     Gain on Sale of GM Defense (A)               (505)      (0.90)
                                                   ---        ----
     Adjusted Income                              $978       $1.81
                                                   ===        ====


                                                 Three Months Ended
                                                   March 31, 2002
                                               ---------------------
                                                           GM $1-2/3
                                                           Par Value
                                                         Common Stock
                                                              EPS
                                                           ---------

     Net Income                                   $228       $0.57

     GME Restructuring Charge (B)                  407        0.72

     Hughes Space Shuttle Settlement (C)           (59)      (0.04)

     Hughes GECC Contractual Dispute (D)            51        0.03

     Hughes Loan Guarantee Charge (E)               18        0.01
                                                   ---        ----
     Adjusted Income                              $645       $1.29
                                                   ===        ====

   (A) The Gain on Sale of GM Defense relates to the sale of GM's light armored vehicle business to General Dynamics Corporation for net proceeds of approximately $1.1 billion.
   (B) The GME Restructuring Charge relates to the initiative implemented in the first quarter of 2002 to improve the competitiveness of GM's automotive operations in Europe.
   (C) The Space Shuttle Settlement relates to the favorable resolution of a lawsuit that was filed against the U.S. government by Hughes on March 22, 1991, based upon the National Aeronautics and Space Administration's
        (NASA) breach of contract to launch ten satellites on the Space Shuttle.
   (D) The GECC Contractual Dispute relates to an expected loss associated with a contractual dispute with General Electric Capital Corporation.
   (E) The Loan Guarantee Charge relates to a loan guarantee for a Hughes Network Systems affiliate in India.

                           General Motors Corporation
                       Summary Corporate Financial Results

                                               First Quarter
                                               -------------
                                            2003           2002
                                            ----           ----
     Total net sales and
      revenues ($Mil's)                  $49,365        $46,214
      Adjusted                           $48,551        $46,243
      Adjusted excluding Hughes
       (Automotive and Financing)        $46,324        $44,202

     Net income ($Mil's)                  $1,483           $228
      Adjusted                              $978           $645
      Adjusted excluding Hughes           $1,032           $791

     Net margin
      (net income / total net sales
      and revenues)                          3.0%           0.5%
      Adjusted                               2.0%           1.4%
      Adjusted excluding Hughes              2.2%           1.8%

     Earnings per share
      Basic- $1-2/3                        $2.71          $0.58
      Diluted- $1-2/3                      $2.71          $0.57
      Basic- Class H                      ($0.04)        ($0.14)
      Diluted- Class H                    ($0.04)        ($0.14)

     Adjusted earnings per share
      Basic - $1-2/3                       $1.81          $1.32
      Diluted - $1-2/3                     $1.81          $1.29
      Diluted - $1-2/3 excluding Hughes    $1.84          $1.39
      Basic- Class H                      ($0.04)        ($0.13)
      Diluted- Class H                    ($0.04)        ($0.13)

     GM $1-2/3 par value average shares
      outstanding (Mil's)
      Basic shares                           561            559
      Diluted shares                         561            570

     Cash dividends per share of
      common stocks
      GM $1-2/3 par value                  $0.50          $0.50
      GM Class H                               -              -

     Book value per share of common
      stocks at March 31
      GM $1-2/3 par value                 $11.98         $24.58
      GM Class H                           $2.40          $4.92

     ACO total cash & marketable securities
      at March 31 ($Bil's)                 $20.2          $15.4
      Cash in short-term VEBA               $3.4           $3.0
                                            ----           ----
     ACO total cash & marketable
      securities plus short-term VEBA      $23.6          $18.4

     less: Hughes cash & marketable
        securities                          $3.0           $1.1
                                            ----           ----
     Total Automotive cash & marketable
      securities plus short-term VEBA      $20.6          $17.3
                                            ====           ====

     See reconciliation of adjusted financial results on pages 10 - 13, and footnotes on page 15.

                           General Motors Corporation
                       Summary Corporate Financial Results

                                                First Quarter
                                                    2003
                                                --------------
     (Dollars in millions)
     Total net sales and          Reported      Special Items       Adjusted
     revenues                     --------       ------------       --------
     GMNA                          $29,963                -           $29,963
     GME                             6,622                -             6,622
     GMLAAM                          1,045                -             1,045
     GMAP                            1,147                -             1,147
                                    ------            -----            ------
       Total GMA                    38,777                -            38,777
     Hughes                          2,227                -             2,227
     Other                           1,038             (814)              224
                                    ------            -----            ------
       Total ACO                    42,042             (814)           41,228
                                    ------            -----            ------
     GMAC                            7,330                -             7,330
     Other Financing                    (7)               -                (7)
                                    ------            -----            ------
       Total FIO                     7,323                -             7,323
                                    ------            -----            ------
     Total net sales and
     revenues                      $49,365             (814)          $48,551
                                    ======            =====            ======

     Income / (expense)
     before income taxes and
     minority interest
     GMNA                             $739                -              $739
     GME                              (114)               -              (114)
     GMLAAM                            (17)               -               (17)
     GMAP                               19                -                19
                                     -----            -----             -----
       Total GMA                       627                -               627
     Hughes                            (50)               -               (50)
     Other                             449             (814)             (365)
                                     -----            -----             -----
       Total ACO                     1,026             (814)              212
                                     -----            -----             -----
     GMAC                            1,147                -             1,147
     Other Financing                   (25)               -               (25)
                                     -----            -----             -----
       Total FIO                     1,122                -             1,122
     Total income /                  -----            -----             -----
     (expense) before
     income taxes and
     minority interests             $2,148             (814)           $1,334
                                     =====            =====             =====

                           General Motors Corporation
                       Summary Corporate Financial Results

                                                 First Quarter
                                                      2003
                                                ---------------
     (Dollars in millions)         Reported      Special Items      Adjusted
                                   --------      ------------       --------
     Net income
     GMNA                             $548                -              $548
     GME                               (65)               -               (65)
     GMLAAM                            (12)               -               (12)
     GMAP                               75                -                75
                                     -----              ---               ---
                                               -
       Total GMA                       546                -               546
     Hughes                            (54)               -               (54)
     Other                             309             (505)             (196)
                                     -----              ---               ---
       Total ACO                       801             (505)              296
     GMAC                              699                -               699
     Other Financing                   (17)               -               (17)
                                     -----              ---               ---
       Total FIO                       682                -               682
                                     -----              ---               ---
     Net income (loss)              $1,483            $(505)             $978
                                     =====              ===               ===
     Income tax expense
      (benefit)
     GMNA                             $191                -              $191
     GME                               (43)               -               (43)
     GMLAAM                             (7)               -                (7)
     GMAP                               11                -                11
                                       ---              ---               ---
       Total GMA                       152                -               152
     Hughes                            (26)               -               (26)
     Other                             100             (309)             (209)
                                       ---              ---               ---
       Total ACO                       226             (309)              (83)
                                       ---              ---               ---
     GMAC                              438                -               438
     Other Financing                    (8)               -                (8)
                                       ---              ---               ---
       Total FIO                       430                -               430
                                       ---              ---               ---
     Income tax expense
      (benefit)                       $656             (309)             $347
                                       ===              ===               ===
     Effective tax rate
     GMNA                             25.8%               -              25.8%
     GME                              37.7%               -              37.7%
     GMLAAM                           41.2%               -              41.2%
     GMAP                             57.9%               -              57.9%
     Hughes                           52.0%               -              52.0%
     GMAC                             38.2%               -              38.2%
     Total GM Corp.                   30.5%            38.0%             26.0%

     Equity income (loss)
      and minority interests
     GMNA                              $ -                -               $ -
     GME                                 6                -                 6
     GMLAAM                             (2)               -                (2)
     GMAP                               67                -                67
                                        --               --                --
     Total GMA                         $71                -               $71
                                        ==               ==                ==

                           General Motors Corporation
                       Summary Corporate Financial Results

                                                First Quarter
                                                    2002
                                                -------------
     (Dollars in millions)
     Total net sales and           Reported      Special Items      Adjusted
     revenues                      --------      ------------       --------
     GMNA                          $29,339                -           $29,339
     GME                             5,584                -             5,584
     GMLAAM                          1,301                -             1,301
     GMAP                            1,057                -             1,057
                                    ------               --            ------
       Total GMA                    37,281                -            37,281
     Hughes                          2,012               29             2,041
     Other                             480                -               480
                                    ------               --            ------
       Total ACO                    39,773               29            39,802
                                    ------               --            ------
     GMAC                            6,353                -             6,353
     Other Financing                    88                -                88
                                    ------               --            ------
       Total FIO                     6,441                -             6,441
                                    ------               --            ------
     Total net sales and
     revenues                      $46,214               29           $46,243
                                    ======               ==            ======

     Income / (expense) before
     income taxes and minority
     interest
     GMNA                             $938                -              $938
     GME                              (798)             641              (157)
     GMLAAM                            (41)               -               (41)
     GMAP                              (13)               -               (13)
                                       ---              ---             -----
       Total GMA                        86              641               727
     Hughes                           (231)              17              (214)
     Other                            (235)               -              (235)
                                       ---              ---             -----
       Total ACO                      (380)             658               278
                                       ---              ---             -----
     GMAC                              736                -               736
     Other Financing                    (2)               -                (2)
                                       ---              ---             -----
       Total FIO                       734                -               734
                                       ---              ---             -----
     Total income / (expense)
     before income taxes and
     minority interests
                                      $354              658            $1,012
                                       ===              ===             =====

                           General Motors Corporation
                       Summary Corporate Financial Results

                                                First Quarter
                                                    2002
                                                -------------
     (Dollars in millions)         Reported      Special Items      Adjusted
                                   --------      ------------       --------
     Net income
     GMNA                             $654                -              $654
     GME                              (532)             407              (125)
     GMLAAM                            (40)               -               (40)
     GMAP                                7                -                 7
                                       ---              ---               ---
       Total GMA                        89              407               496
     Hughes (1)                       (156)              10              (146)
     Other                            (142)               -              (142)
                                       ---              ---               ---
       Total ACO                      (209)             417               208
                                       ---              ---               ---
     GMAC                              439                -               439
     Other Financing                    (2)               -                (2)
                                       ---              ---               ---
       Total FIO                       437                -               437
                                       ---              ---               ---
     Net income (loss)                $228              417              $645
                                       ===              ===               ===
     Income tax expense
      (benefit)
     GMNA                             $272                -              $272
     GME                              (260)             234               (26)
     GMLAAM                             (1)               -                (1)
     GMAP                                -                -                 -
                                       ---              ---               ---
       Total GMA                       $11              234              $245
     Hughes                            (92)               7               (85)
     Other                             (79)               -               (79)
                                       ---              ---               ---
       Total ACO                      (160)             241                81
                                       ---              ---               ---
     GMAC                              285                -               285
     Other Financing                     -                -                 -
                                       ---              ---               ---
       Total FIO                       285                -               285
                                       ---              ---               ---
     Income tax expense
      (benefit)                       $125              241              $366
                                       ===              ===               ===
     Effective tax rate
     GMNA                             29.0%               -              29.0%
     GME                              32.6%            36.5%             16.6%
     GMLAAM                            2.4%               -               2.4%
     GMAP                               -                 -                 -
     Hughes                           39.8%            41.2%             39.7%
     GMAC                             38.7%               -              38.7%
     Total GM Corp.                   35.3%            36.6%             36.2%

     Equity income (loss)
      and minority interests
     GMNA                             $(12)               -              $(12)
     GME                                 6                -                 6
     GMLAAM                              -                -                 -
     GMAP                               20                -                20
                                        --               --                --
     Total GMA                         $14                -               $14
                                        ==               ==                ==
     See footnote on page 15.

                           General Motors Corporation
                              Operating Statistics

                                               First Quarter
                                               -------------
                                            2003           2002
                                            ----           ----
      (units in thousands)
      Worldwide Wholesale Sales
        United States - Cars                 500            499
        United States - Trucks               756            667
                                           -----          -----
           Total United States             1,256          1,166
        Canada, Mexico, and Other            182            196
                                           -----          -----
           Total GMNA                      1,438          1,362
        GME                                  427            424
        GMLAAM                               121            155
        GMAP                                 142            108
                                           -----          -----
           Total Worldwide                 2,128          2,049
                                           =====          =====
      Vehicle Unit Deliveries
        Chevrolet - Cars                     171            185
        Chevrolet - Trucks                   373            465
        Pontiac                              107            118
        GMC                                  108            127
        Buick                                 83             83
        Oldsmobile                            33             43
        Saturn                                75             57
        Cadillac                              46             40
        Other                                 22             12
                                           -----          -----
           Total United States             1,018          1,130
        Canada, Mexico, and Other            151            178
                                           -----          -----
           Total GMNA                      1,169          1,308
        GME                                  473            465
        GMLAAM                               128            139
        GMAP                                 166            159
                                           -----          -----
           Total Worldwide                 1,936          2,071
                                           =====          =====

      Market Share
        United States - Cars                24.9%          24.7%
        United States - Trucks              28.2%          31.4%
           Total United States              26.6%          28.2%
        Total North America                 26.1%          28.0%
        Total Europe                         9.6%           9.2%
        Total LAAM                          15.8%          15.3%
        Asia and Pacific                     4.1%           4.4%
           Total Worldwide                  13.6%          14.5%

      U.S. Fleet Deliveries %
        % Fleet Sales - Cars                30.3%          24.9%
        % Fleet Sales - Trucks              14.7%          10.3%
         Total Vehicles                     21.6%          16.4%

      Retail Lease as % of Retail Sales
        Total Smartlease and Smartbuy       13.9%           9.7%

      Days Supply of Inventory at March 31
        United States - Cars                  88             73
        United States - Trucks               109             75

      GMNA Capacity Utilization
       (2 shift rated)                      91.1%          83.2%

      GMNA Net Price                        (3.2%)         (1.0%)

                           General Motors Corporation
                              Operating Statistics

                                               First Quarter
                                               -------------
                                            2003           2002
                                            ----           ----

      GMAC's U.S. Cost of Borrowing         3.53%          4.32%

      Current Debt Spreads Over U.S.
        Treasuries
        2 Year                               290 bp         170 bp
        5 Year                               310 bp         180 bp
        10 Year                              350 bp         205 bp

      Worldwide Employment at
        March 31, Excluding Contract (in 000's)
        United States Hourly                 121            124
        United States Salary                  41             42
                                             ---            ---
           Total United States               162            166
        Canada, Mexico, and Other             32             33
                                             ---            ---
        GMNA                                 194            199
        GME                                   66             71
        GMLAAM                                23             23
        GMAP                                  12             11
        Hughes                                 9             13
        GMAC                                  31             30
        Other                                  7             12
                                             ---            ---
         Total                               342            359
                                             ===            ===

      Worldwide Payrolls ($Mil's)         $5,388         $5,040

      Footnote:
      --------

     (1) Excludes Hughes Series A Preferred Stock dividends paid to General Motors and Hughes write off of goodwill for DirecTV Latin America and DirecTV Broadband recorded as a cumulative effect of accounting change in the first quarter of 2002 in Hughes' stand alone financial statements. In accordance with SFAS 142, GM evaluated the carrying value of goodwill associated with its Direct-to-Home Broadcast reporting unit in the aggregate and determined that the goodwill was not impaired.

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                           Three Months Ended
                                                               March 31,
                                                          ---------------------
                                                             2003        2002
                                                             ----        ----
                                                            (dollars in millions
                                                              except per share
                                                                  amounts)

     Total net sales and revenues                           $49,365    $46,214
                                                             ------     ------
     Cost of sales and other expenses                        39,383     38,401
     Selling, general, and administrative expenses            5,706      5,601
     Interest expense                                         2,128      1,858
                                                             ------     ------
      Total costs and expenses                               47,217     45,860
     Income before income taxes and minority interests        2,148        354
     Income tax expense                                         656        125
     Equity income (loss) and minority interests                 (9)        (1)
                                                             ------     ------
      Net income                                              1,483        228
     Dividends on preference stocks                               -        (24)
                                                             ------        ---
      Earnings attributable to common stocks                 $1,483       $204
                                                              =====        ===

     Basic earnings (losses) per share attributable to
     common stocks
     Earnings per share attributable to $1-2/3 par value      $2.71      $0.58
                                                               ====       ====
     Earnings per share attributable to Class H              $(0.04)    $(0.14)
                                                               ====       ====

     Earnings (losses) per share attributable to common
     stocks
      assuming dilution
     Earnings per share attributable to $1-2/3 par value      $2.71      $0.57
                                                               ====       ====
     Earnings per share attributable to Class H              $(0.04)    $(0.14)
                                                               ====       ====

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

        SUPPLEMENTAL INFORMATION TO THE CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                           Three Months Ended
                                                               March 31,
                                                          ---------------------
                                                             2003        2002
                                                             ----        ----
                                                                (dollars in
                                                                 millions)
     AUTOMOTIVE, COMMUNICATIONS SERVICES, AND OTHER OPERATIONS

     Total net sales and revenues                           $42,042    $39,773
                                                            -------     ------
     Cost of sales and other expenses                        37,313     36,211
     Selling, general, and administrative expenses            3,341      3,690
                                                            -------    -------
      Total costs and expenses                               40,654     39,901
                                                             ------     ------
     Interest expense                                           321        162
     Net expense from transactions with
      Financing and Insurance Operations                         41         90
                                                             ------       ----
     Income (loss) before income taxes and minority
     interests                                                1,026       (380)
     Income tax expense (benefit)                               226       (160)
     Equity income (loss) and minority interests                  1         11
                                                              -----       ----
      Net income (loss) - Automotive, Communications
        Services, and Other Operations                         $801      $(209)
                                                                ===        ===

     FINANCING AND INSURANCE OPERATIONS

     Total revenues                                          $7,323     $6,441
                                                              -----      -----

     Interest expense                                         1,807      1,696
     Depreciation and amortization expense                    1,506      1,361
     Operating and other expenses                             2,177      1,905
     Provisions for financing and insurance losses              752        835
                                                              -----      -----
      Total costs and expenses                                6,242      5,797
                                                              -----      -----
     Net income from transactions with Automotive,
      Communications Services, and Other Operations             (41)       (90)
                                                              -----       ----
     Income before income taxes and minority interests        1,122        734
     Income tax expense                                         430        285
     Equity income/(loss) and minority interests                (10)       (12)
                                                               ----        ---
      Net income - Financing and Insurance Operations          $682       $437
                                                                ===        ===


     The above supplemental Information is intended to facilitate analysis of General Motors Corporation's businesses: (1) Automotive, Communications Services, and Other Operations; and (2) Financing and Insurance Operations.

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                 Mar. 31,   Dec. 31,  Mar. 31,
                                                   2003       2002      2002
                                                (Unaudited)          (Unaudited)
                                                 ---------  --------  ---------
                     ASSETS                           (dollars in millions)

      Cash and cash equivalents                   $26,982    $21,449    $19,049
      Marketable securities                        16,841     16,825     13,282
                                                   ------     ------     ------
       Total cash and marketable securities        43,823     38,274     32,331
      Finance receivables - net                   141,273    134,647    112,686
      Accounts and notes receivable (less
      allowances)                                  16,209     15,715     11,091
      Inventories (less allowances)                10,769      9,967      9,802
      Deferred income taxes                        39,000     39,865     28,677
      Equipment on operating leases - (less
      accumulated depreciation)                    36,997     32,988     32,378
      Equity in net assets of nonconsolidated
      associates                                    4,976      5,044      4,871
      Property - net                               37,681     37,514     35,512
      Intangible assets - net                      17,975     17,954     16,972
      Other assets                                 33,733     37,028     40,360
                                                   ------     ------     ------
       Total assets                              $382,436    $368,996  $324,680
                                                  =======     =======   =======

         LIABILITIES AND STOCKHOLDERS' EQUITY

      Accounts payable (principally trade)        $28,738    $27,452    $27,465
      Notes and loans payable                     211,726    201,940    166,470
      Postretirement benefits other than
      pensions                                     38,239     38,187     38,586
      Pensions                                     22,536     22,762     11,113
      Deferred income taxes                         7,342      7,178      6,318
      Accrued expenses and other liabilities       63,654      63,829    54,386
                                                 --------    --------    ------
       Total liabilities                          372,235    361,348    304,338
      Minority interests                              835        834        766
      Stockholders' equity
      $1-2/3 par value common stock
      (outstanding, 560,616,422;
       560,447,797; and 560,021,275 shares)           934        936        934
      Class H common stock (outstanding,
      1,107,517,793; 958,284,272;
       and 877,777,148 shares)                        111         96         88
      Capital surplus (principally additional
      paid-in capital)                             22,808     21,583     21,589
      Retained earnings                            11,234     10,031      9,387
                                                   ------     ------      -----
         Subtotal                                  35,087     32,646     31,998
      Accumulated foreign currency translation
      adjustments                                  (2,665)    (2,784)    (3,014)
      Net unrealized loss on derivatives             (196)      (205)      (256)
      Net unrealized gains on securities              344        372        428
      Minimum pension liability adjustment        (23,204)   (23,215)    (9,580)
                                                   ------     ------     ------
         Accumulated other comprehensive loss     (25,721)   (25,832)   (12,422)
                                                   ------     ------     ------
          Total stockholders' equity                9,366      6,814     19,576
                                                  -------     ------    -------
      Total liabilities and stockholders' equity $382,436   $368,996   $324,680
                                                  =======    =======    =======

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

           SUPPLEMENTAL INFORMATION TO THE CONSOLIDATED BALANCE SHEETS

                                                Mar. 31,   Dec. 31,   Mar. 31,
                                                  2003      2002       2002
                                              (Unaudited)           (Unaudited)
                                               ---------   -------   ---------
                    ASSETS                           (dollars in millions)
     Automotive, Communications Services, and Other
     Operations
     Cash and cash equivalents                   $16,977    $13,291     $14,656
     Marketable securities                         3,239      2,174         781
                                                 -------    -------    --------
      Total cash and marketable securities        20,216     15,465      15,437
     Accounts and notes receivable (less
     allowances)                                   6,085      5,861       5,957
     Inventories (less allowances)                10,769      9,967       9,802
     Equipment on operating leases - (less
     accumulated depreciation)                     5,661      5,305       3,675
     Deferred income taxes and other current
     assets                                       10,957     10,816       7,974
                                                  ------     ------     -------
      Total current assets                        53,688     47,414      42,845
     Equity in net assets of nonconsolidated
     associates                                    4,976      5,044       4,871
     Property - net                               35,856     35,693      33,888
     Intangible assets - net                      14,637     14,611      13,745
     Deferred income taxes                        30,473     31,431      22,826
     Other assets                                  7,753      7,781      17,494
                                                 -------    -------    --------
      Total Automotive, Communications
      Services, and  Other Operations
      assets                                     147,383    141,974     135,669

     Financing and Insurance Operations
     Cash and cash equivalents                    10,005      8,158       4,393
     Investments in securities                    13,602     14,651      12,501
     Finance receivables - net                   141,273    134,647     112,686
     Investment in leases and other receivables   39,476     35,517      31,794
     Other assets                                 30,697     34,049      27,637
     Net receivable from Automotive,
     Communications                                  486      1,089         477
                                                 -------    -------     -------
      Total Financing and Insurance Operations
      assets                                     235,539    228,111     189,488
                                                 -------    -------     -------
     Total assets                               $382,922   $370,085    $325,157
                                                 =======    =======     =======
        LIABILITIES AND STOCKHOLDERS' EQUITY
     Automotive, Communications Services, and
     Other Operations
     Accounts payable (principally trade)         21,659    $20,169     $19,367
     Loans payable                                   815      1,516       1,591
     Accrued expenses                             41,718     40,518      34,352
     Net payable to Financing and Insurance
     Operations                                      486      1,089         477
                                                 -------    -------    --------
      Total current liabilities                   64,678     63,292      55,787
     Long-term debt                               19,228     16,651      16,797
     Postretirement benefits other than
     pensions                                     34,291     34,275      34,719
     Pensions                                     22,481     22,709      11,072
     Other liabilities and deferred income
     taxes                                        15,307     15,461      13,741
                                                --------    -------    --------
      Total Automotive, Communications
      Services, and Other Operations
      liabilities                                155,985    152,388     132,116
     Financing and Insurance Operations
     Accounts payable                              7,079      7,283       8,098
     Debt                                        191,683    183,773     148,082
     Other liabilities and deferred income
     taxes                                        17,974     18,993      16,519
                                                --------    --------   --------
      Total Financing and Insurance Operations
      liabilities                                216,736    210,049     172,699
                                                 -------    -------     -------
        Total liabilities                        372,721    362,437     304,815
     Minority interests                              835        834         766
     Stockholders' equity
     $1-2/3 par value common stock
     (outstanding, 560,616,422;
      560,447,797; and 560,021,275 shares)           934        936         934
     Class H common stock (outstanding,
     1,107,517,793; 958,284,272;
      and 877,777,148 shares)                        111         96          88
     Capital surplus (principally additional
     paid-in capital)                             22,808     21,583      21,589
     Retained earnings                            11,234     10,031       9,387
                                                  ------     ------    --------
        Subtotal                                  35,087     32,646      31,998
     Accumulated foreign currency translation
     adjustments                                  (2,665)    (2,784)     (3,014)
     Net unrealized loss on derivatives             (196)      (205)       (256)
     Net unrealized gains on securities              344        372         428
     Minimum pension liability adjustment        (23,204)   (23,215)     (9,580)
                                                  ------     ------      ------
        Accumulated other comprehensive loss     (25,721)   (25,832)    (12,422)
                                                  ------     ------      ------
         Total stockholders' equity                9,366      6,814      19,576
                                                 -------    -------    --------
     Total liabilities and stockholders' equity $382,922   $370,085    $325,157
                                                 =======     =======    =======

The above supplemental Information is intended to facilitate analysis of General Motors Corporation's businesses: (1) Automotive, Communications Services, and Other Operations; and (2) Financing and Insurance Operations.

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                    Three Months Ended
                                                         March 31,
                                                  ------------------------
                                                    2003        2002
                                                    ----        ----
                                                  (dollars in millions)
     Net cash provided by (used in) operating
     activities                                   $10,055      $7,707

     Cash flows from investing activities
     Expenditures for property                     (1,686)     (1,904)
     Investments in marketable securities -
     acquisitions                                  (2,830)    (12,883)
     Investments in marketable securities -
     liquidations                                   2,906      12,182
     Net change in mortgage servicing rights         (461)       (551)
     Increase in finance receivables              (33,775)    (32,185)
     Proceeds from sales of finance receivables    23,446      28,196
     Operating leases - acquisitions               (3,661)     (2,991)
     Operating leases - liquidations                2,510       2,307
     Investments in companies, net of cash
     acquired                                         (32)       (161)
     Proceeds from sale of business units           1,076           -
     Other                                           (504)        318
                                                    -----         ---
     Net cash (used in) provided by investing
     activities                                   (13,011)     (7,672)
                                                   ------       -----

     Cash flows from financing activities
     Net decrease in loans payable                   (585)     (6,391)
     Long-term debt - borrowings                   19,391      13,667
     Long-term debt - repayments                  (10,066)     (6,543)
     Proceeds from issuing common stocks                -          50
     Proceeds from sales of treasury stocks             -          19
     Cash dividends paid to stockholders             (280)       (304)
                                                    -----       -----
     Net cash provided by (used in) financing
     activities                                     8,460         498
                                                    -----         ---

     Effect of exchange rate changes on cash and
      cash equivalents                                 29         (39)
                                                    -----        ----
     Net increase (decrease) in cash and cash
     equivalents                                    5,533         494
     Cash and cash equivalents at beginning of
     the period                                    21,449      18,555
                                                   ------      ------
     Cash and cash equivalents at end of the
     period                                       $26,982     $19,049
                                                   ======      ======

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

 SUPPLEMENTAL INFORMATION TO THE CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                            Automotive, Comm.    Financing and
                                             Serv. and Other       Insurance
                                                Three Months Ended March 31,
                                            -----------------------------------
                                              2003     2002      2003     2002
                                              ----     ----      ----     ----
                                                   (dollars in millions)
     Net cash provided by (used in)
     operating activities                   $4,681    $3,762   $5,374   $3,945

     Cash flows from investing activities
     Expenditures for property              (1,582)   (1,888)    (104)     (16)
     Investments in marketable securities
     - acquisitions                         (1,155)     (399)  (1,675) (12,484)
     Investments in marketable securities
     - liquidations                             90       408    2,816   11,774
     Net change in mortgage servicing
     rights                                      -         -     (461)    (551)
     Increase in finance receivables             -         -   (33,775) (32,185)
     Proceeds from sales of finance
     receivables                                 -         -   23,446   28,196
     Operating leases - acquisitions             -         -   (3,661)  (2,991)
     Operating leases - liquidations             -         -    2,510    2,307
     Investments in companies, net of cash
     acquired                                  (32)      (39)       -     (122)
     Proceeds from sale of business units    1,076         -        -        -
     Other                                    (306)      524     (198)    (206)
                                             -----       ---     ----    -----
     Net cash (used in) provided by
     investing activities                   (1,909)   (1,394) (11,102)  (6,278)
                                             -----     -----   ------    -----
     Cash flows from financing activities
     Net increase (decrease) in loans
     payable                                  (733)     (811)     148   (5,580)
     Long-term debt - borrowings             2,566     6,414   16,825    7,253
     Long-term debt - repayments               (36)     (392)  (10,030) (6,151)
     Proceeds from issuing common stocks         -        50        -        -
     Proceeds from sales of treasury stocks      -        19        -        -
     Cash dividends paid to stockholders      (280)     (304)       -        -
                                             -----     -----    -----   ------
     Net cash provided by (used in)
     financing activities                    1,517     4,976    6,943   (4,478)
                                             -----     -----    -----   ------

     Effect of exchange rate changes on
     cash and cash equivalents                   1       (40)      28        1
     Net transactions with
     Automotive/Financing Operations          (604)   (1,080)     604    1,080
                                             -----     -----      ---    -----
     Net increase (decrease) in cash and
     cash equivalents                        3,686     6,224    1,847   (5,730)
     Cash and cash equivalents at
     beginning of the period                13,291     8,432    8,158   10,123
                                            ------   -------    -----   ------
     Cash and cash equivalents at end of
     the period                            $16,977   $14,656  $10,005   $4,393
                                            ======    ======   ======    =====



The above supplemental Information is intended to facilitate analysis of General Motors Corporation's businesses: (1) Automotive, Communications Services, and Other Operations; and (2) Financing and Insurance Operations.

      HUGHES REPORTS FIRST QUARTER 2003 RESULTS;INCREASES FULL-YEAR HUGHES
          AND DIRECTV U.S REVENUE, EBITDA AND OPERATING PROFIT GUIDANCE
                DUE TO STRONG DIRECTV U.S. FINANCIAL PERFORMANCE

            DIRECTV U.S. Revenues Increase over 16% to $1.71 Billion;
        DIRECTV U.S. EBITDA More than Doubles to Record $230 Million and
                   Operating Profit Increases to $106 Million;
      DIRECTV U.S. Attains Higher than Expected Net New Owned and Operated
         Subscriber Additions of 275,000; Increases Full Year Guidance

El Segundo, Calif., April 14, 2003 -- Hughes Electronics Corporation ("HUGHES"), a world-leading provider of digital television entertainment, broadband satellite networks and services, and global video and data broadcasting, today reported that first quarter 2003 revenues increased 10.0% to $2,227.3 million, compared with $2,024.8 million in the first quarter of 2002. EBITDA/1/ for the quarter was $305.0 million and EBITDA margin/1/ was 13.7%, compared with the first quarter of 2002 EBITDA of $164.5 million and EBITDA margin of 8.1%. Operating profit for the first quarter of 2003 was $41.9 million compared with an operating loss of $87.7 million in the first quarter of 2002.

"An outstanding first quarter performance by DIRECTV U.S. drove HUGHES' strong first quarter revenue and EBITDA growth," said Jack A. Shaw, HUGHES' president and chief executive officer. "The DIRECTV U.S. performance is a direct result of our profitable growth strategy that focuses on attracting long-term, high quality subscribers who provide us with exceptional financial returns."

Shaw added, "DIRECTV U.S.' better-than-expected quarterly performance for both subscribers and average monthly revenue per subscriber drove revenues up by over 16% to more than $1.7 billion. In addition, DIRECTV U.S.' EBITDA more than doubled in the quarter to $230 million -- an all-time record -- as a result of the strong revenue growth along with a sharp increase in operating margins due in part to our ongoing efforts to improve our cost structure." Shaw continued, "Also contributing to DIRECTV U.S.' strong financial performance was a monthly customer churn rate of only 1.5% during the quarter, representing the lowest level attained in a first quarter in four years."

Shaw finished, "The first quarter was very significant for HUGHES in many ways. First, due to strong operating results across the company, HUGHES reached an important milestone in the first quarter: operating profit of nearly $42 million -- the first time we have generated operating profit in a quarter in over four years. Next, because of DIRECTV U.S.' strong performance in the first quarter, we are increasing HUGHES' and DIRECTV U.S.' full year 2003 guidance for both revenue and EBITDA, and we are also raising our DIRECTV U.S. full year subscriber guidance. In addition, last week, GM and HUGHES announced their intentions to split-off HUGHES into an asset-based security that will be 34% owned by News Corp. The combination of HUGHES' improving outlook along with the planned News Corp. transaction will provide GMH shareholders with considerable potential for value creation."


Also impacting the EBITDA comparison were several one-time items in the first quarter of 2002. HUGHES recorded a $95 million one-time gain in last year's first quarter based on the favorable resolution of a lawsuit filed against the U.S. government on March 22, 1991. The lawsuit was based upon the National Aeronautics and Space Administration's ("NASA") breach of contract to launch ten satellites on the Space Shuttle. Also impacting the 2002 first quarter was a charge of $83 million to provide for losses associated with a contractual dispute with General Electric Capital Corporation ("GECC"). Of this amount, $56 million was recorded as a charge to "Selling, general and administrative expenses," and the remaining $27 million was recorded as "Interest expense" (see the Direct-To-Home Broadcast segment for more details). In addition, DIRECTV Latin America ("DLA") recognized an EBITDA loss of approximately $32 million in the first quarter of 2002 due to the devaluation of the Argentinean peso.

***HUGHES believes EBITDA is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. HUGHES management uses EBITDA to evaluate the operating performance of HUGHES and its business segments, as a measure of performance for incentive compensation purposes, and for other purposes discussed in footnote 1, below. HUGHES reconciles this non-GAAP measure to operating profit in the schedule below titled Non-GAAP Financial Reconciliation Schedule.***

Operating profit for the first quarter of 2003 improved to $41.9 million compared with an operating loss of $87.7 million in the first quarter of 2002 primarily due to the DIRECTV U.S. operational improvements and the first quarter 2002 items that impacted EBITDA discussed above.

HUGHES had a first quarter 2003 net loss of $50.9 million compared to a net loss of $837.7 million in the same period of 2002. The improvement was primarily due to a first quarter 2002 charge associated with HUGHES' adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." As a result of the completion of the required transitional impairment tests, HUGHES wrote-down $557 million of goodwill related to DIRECTV Latin America, $108 million of goodwill related to DIRECTV Broadband, Inc ("DIRECTV Broadband") and $16 million of goodwill associated with a Hughes Network Systems ("HNS") equity investment in the first quarter of 2002. In accordance with SFAS No. 142, these charges were recorded as "Cumulative effect of accounting change, net of taxes." Also impacting the quarter was the improved operating profit, a lower income tax benefit in the first quarter of 2003 due primarily to the lower pre-tax loss, and a $29 million charge in the first quarter of 2002 related to a loan guarantee for an HNS affiliate in India. In addition, DIRECTV Broadband, now accounted for as a discontinued operation, had lower net losses in the first quarter of 2003 due to its shutdown on February 28, 2003.

                  SEGMENT FINANCIAL REVIEW: FIRST QUARTER 2003

                            Direct-To-Home Broadcast

First quarter 2003 revenues for the segment increased 13.3% to $1,847.9 million from $1,630.4 million in the first quarter of 2002. The segment had EBITDA of $211.3 million compared with negative EBITDA of $20.9 million in the first quarter of 2002. Operating profit for the segment was $38.3 million in the first quarter of 2003 compared to an operating loss of $164.0 million in the same period of 2002. Included in the segment's 2002 EBITDA and operating loss is a charge of $56 million to provide for losses related to a contractual dispute with GECC associated with an agreement consummated in July


1995 whereby GECC agreed to establish and manage a credit program for consumers who purchased DIRECTV(R) programming and related hardware.

Also, on February 28, 2003, HUGHES completed the shutdown of the DIRECTV DSL/TM/ service. DIRECTV Broadband is now accounted for as a discontinued operation in the consolidated financial statements and its revenues, operating costs and expenses, and non-operating results are no longer included in the Direct-To-Home Broadcast segment for the periods presented.

United States/2/: Excluding subscribers in the National Rural Telecommunications Cooperative ("NRTC") territories, DIRECTV added 701,000 gross subscribers and, after accounting for churn, 275,000 net subscribers in the quarter. DIRECTV owned and operated subscribers totaled 9.77 million as of March 31, 2003, 11% more than the 8.79 million cumulative subscribers as of March 31, 2002. For the first quarter of 2003, the total number of subscribers in NRTC territories fell by 30,000, reducing the total number of NRTC subscribers as of March 31, 2003, to 1.65 million. As a result, the DIRECTV platform ended the quarter with 11.42 million total subscribers.

DIRECTV reported quarterly revenues of $1,708.1 million, an increase of over 16% from last year's first quarter revenues of $1,465.8 million. The increase was primarily due to continued strong subscriber growth as well as increased average monthly revenue per subscriber ("ARPU"). ARPU increased $2.40 to $59.10 in the quarter primarily due to increased customer purchases of local channel and premium programming packages, as well as additional fees from the increased number of customers that have multiple set-top receivers.

EBITDA for the first quarter of 2003 more than doubled to a record $230.4 million compared to EBITDA of $93.7 million in last year's first quarter. This increase was due to the additional gross profit gained from DIRECTV's increased revenue, an improved mix of higher-margin revenues primarily related to increased sales of local channel packages and fees from customers that have multiple set-top receivers, and the favorable impact resulting from continued cost reductions.

Operating profit in the quarter increased to $106.0 million compared to an operating profit of $8.6 million in the first quarter of 2002. The improved operating profit was primarily due to the reasons discussed above for the change in EBITDA partially offset by increased depreciation and amortization related to the launch of DIRECTV 5 in May of 2002, and additional infrastructure expenditures made during the last year.

Latin America: On March 18, 2003 DIRECTV Latin America, LLC announced that in order to aggressively address the company's financial and operational challenges, it had filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The filing applies only to DIRECTV Latin America, LLC, a U.S. company, and does not include any of its operating companies in Latin America and the Caribbean. DIRECTV Latin America, LLC and its operating companies are continuing regular operations.

The DIRECTV service in Latin America lost 54,000 net subscribers in the first quarter of 2003 primarily due to the economic turmoil following the general strike in Venezuela. The total number of DIRECTV subscribers in Latin America as of March 31, 2003, was approximately 1,528,000 compared to about 1,642,000 as of March 31, 2002, representing a decline of approximately 7%.


Revenues for DIRECTV Latin America declined to $140 million in the quarter from $165 million in the first quarter of 2002 mostly due to the devaluation of the Venezuelan and Brazilian currencies over the last year, as well as the lower average number of subscribers.

DIRECTV Latin America recorded negative EBITDA of $22 million in the quarter compared to negative EBITDA of $61 million in the same period of 2002. The lower EBITDA loss was primarily due to the $32 million loss related to the devaluation of the Argentinean peso in 2002 and aggressive cost cutting over the past year, partially offset by the lower gross profit related to the lower revenues.

Operating loss in the quarter was $71 million compared to operating loss of $119 million in the first quarter of 2002. The lower operating loss was due to the reasons discussed above for the change in EBITDA and decreased depreciation expense.

                               Satellite Services

PanAmSat Corporation ("PanAmSat"), which is approximately 81%-owned by HUGHES, generated first quarter 2003 revenues of $199.8 million compared with $207.1 million in the same period of the prior year. The decrease was primarily due to a termination fee received in 2002 associated with one of the company's video customers and lower occasional-use revenues during the first quarter of 2003. These declines were partially offset by increased network services revenue and PanAmSat's new G2 Satellite Solutions division, which was formed after the acquisition of Hughes Global Services on March 7, 2003.

EBITDA for the quarter was $148.6 million and EBITDA margin was 74.4%, compared with first quarter 2002 EBITDA of $151.1 million and EBITDA margin of 73.0%. The EBITDA margin improvement was principally due to the company's continued focus on operational efficiencies and lower bad debt expense partially offset by the termination fee received in 2002. The decrease in EBITDA was primarily due to the termination fee received in 2002. Also impacting the change in EBITDA and EBITDA margin were several significant items recorded in the first quarter of 2002 including a $40 million gain in relation to the settlement of the PAS-7 insurance claim, net facilities restructuring and severance charges of $13 million, and a $19 million loss on the conversion of sales-type leases to operating leases.

PanAmSat generated operating profit of $76.3 million in the first quarter of 2003 compared with operating profit of $57.1 million in the same period of 2002. The improved operating profit was due to reduced satellite depreciation expense which was partially offset by the EBITDA changes discussed above.

As of March 31, 2003, PanAmSat had contracts for satellite services representing future payments (backlog) of approximately $5.46 billion compared to approximately $5.55 billion at the end of the fourth quarter of 2002.

                                 Network Systems

HNS generated first quarter 2003 revenues of $247.4 million compared with $242.8 million in the first quarter of 2002. The increase was principally due to higher sales of DIRECTV(R) receiver systems and revenues from the larger DIRECWAY residential and small office/home office ("SOHO") subscriber base, partially offset by lower sales in the carrier segment due to the substantial completion of the Thuraya Satellite Telecommunications Company and Inmarsat Ltd. contracts. HNS shipped 629,000 DIRECTV receiver systems in the first quarter of 2003 compared to 430,000 units in the same period last year. Additionally, as of March 31, 2003, DIRECWAY had approximately 152,000 subscribers in North America compared to 111,000 one year ago, an increase of approximately 37%.

HNS reported negative EBITDA of $22.2 million compared to negative EBITDA of $30.5 million in the first quarter of 2002. Operating loss in the quarter was $39.8 million compared to an operating loss of $48.5 million in the first quarter of 2002. The improvement in EBITDA and operating loss was primarily attributable to a lower loss in the Consumer DIRECWAY business due to improved efficiencies associated with the larger subscriber base and a $6 million charge related to headcount reductions recorded in 2002.

                                  BALANCE SHEET

From December 31, 2002 to March 31, 2003, the company's consolidated cash balance increased $1,833.6 million to $2,962.2 million and total debt increased $1,897.0 million to $5,014.8 million. These changes resulted in an increase in net debt of $63.4 million to $2,052.6 million. Net debt is defined as the difference between the consolidated cash balance and the consolidated debt balance of HUGHES.

In the first quarter of 2003, DIRECTV U.S. completed several financing transactions. On February 28, DIRECTV U.S. closed a $1.4 billion senior notes offering. The $1.4 billion senior notes were offered in a Rule 144A / Regulation S private placement and bear interest at an 8.375 percent annual rate, payable semi-annually. The notes will mature on March 15, 2013 and are callable on or after March 15, 2008. The notes are guaranteed by all of DIRECTV U.S.' domestic subsidiaries. On March 6, DIRECTV U.S. closed senior secured credit facilities totaling $1.675 billion. The facilities consist of a $250 million five-year revolving credit facility, a $375 million five-year Term A loan and a $1.05 billion seven-year Term B loan. The Term A loan includes a $200 million delayed draw component. The facilities are secured by substantially all of DIRECTV U.S.' assets and are guaranteed by all of DIRECTV U.S.' domestic subsidiaries. Approximately $2.56 billion of the proceeds from the financing, after transaction fees, were paid to HUGHES in a distribution that was used to repay $506 million of outstanding short-term debt, and is expected to fund HUGHES' business plan through projected cash flow breakeven and for HUGHES' other corporate purposes.

Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of HUGHES are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

A live webcast of HUGHES' first quarter 2003 earnings call will be available on the company's website at www.hughes.com. The call will begin at 2:00 p.m. ET, today. The dial in number for the call is (913) 981-5572. The webcast will be archived on the Investor Relations portion of the HUGHES' website and a replay of the call will be available (dial in number: 719-457-0820, code: 644679) beginning at 8:00 a.m. ET on Tuesday, April 15 through Sunday, April 20, at 1:00 a.m. ET.


                            HUGHES FINANCIAL GUIDANCE

                                       Second Quarter    Prior Full Year   Revised Full Year
                                            2003               2003                2003
                                       --------------    ---------------   -----------------
HUGHES
 Revenues..............................   $2.25 - 2.3B     $9.3 - 9.5B        $9.5 - 9.6B
 EBITDA................................   $250 - 300M        ~$1.1B           $1.15 - 1.2B
 Operating Profit/(Loss)...............   $(25) - 25M        ~$0.0B           $50 - 100M
 Cash Requirements/a/..................       N/A       $(200) - (300)M        ~$(200)M
DIRECTV U.S.
 Revenues..............................    ~$1,750M          ~$7.1B             ~$7.3B
 EBITDA................................     ~$225M         $800 - 850M          ~$900M
 Operating Profit......................      ~$95M         $275 - 325M          ~$375M
 Net Subscriber Adds/b/................       N/A           750 - 800K        800 - 850K
DIRECTV Latin America.
 Revenues..............................  $125 - 150M/c/    $550 - 600M        No Change/c/
 EBITDA................................ $(30) - (50)M/c/   $(50) - (75)M      No Change/c/
 Operating Loss........................ $(80) - (100)M/c/ $(250) - (275)M     No Change/c/
Hughes Network Systems
 Revenues..............................   $250 - 275M      $1.1 - 1.2B        No Change
 EBITDA................................   $(10) - (20)M      Breakeven        No Change
 Operating Loss........................   $(30) - (40)M    $(65) - (75)M      No Change
PanAmSat
 Revenues..............................  $200 - 212M/d/    $790 - 820M      $800 - 840M/d/
 New Outright Sales and Sales- Type Leases  None/d/           None              None/d/
 EBITDA................................  $145 - 155M/d/    $580 - 600M        No Change/d/
 Operating Profit......................   $65 - 85M/d/     $250 - 300M        No Change/d/


a) Defined as cash flows from operating activities less cash flows from investing activities excluding any potential payments for the Boeing purchase price adjustment
b) Excludes subscribers in NRTC territories
c) Excludes the impact of any bankruptcy related charges or the impact of the announced transaction with News Corp.
d) Includes Hughes Global Services, which was formerly included in HUGHES' consolidated guidance


                   NON-GAAP FINANCIAL RECONCILIATION SCHEDULE*

                            First Quarter   First Quarter   Second Quarter   Prior Full Year  Revised Full Year
                             2003 Actual     2002 Actual     2003 Guidance    2003 Guidance    2003 Guidance
                            -------------   -------------   --------------   ---------------  -----------------

HUGHES
   Operating Profit/(Loss)..    $41.9M        $(87.7)M        $(25) - 25M         ~$0.0B         $50 - 100M
   Plus: Depreciation &
   Amortization.               $263.1M         $252.2M          ~$275M            ~$1.1B            ~$1.1B
                               -------         -------           ------            ------            ------

   EBITDA...................   $305.0M         $164.5M        $250 - 300M         ~$1.1B        $1.15 - 1.2B

DIRECTV U.S.
   Operating Profit.........   $106.0M           $8.6M              ~$95M      $275 - 325M           ~$375M
   Plus: Depreciation &
   Amortization.               $124.4M          $85.1M             ~$130M         ~$525M             ~$525M
                               -------          ------             ------         ------             ------

   EBITDA...................   $230.4M          $93.7M             ~$225M      $800 - 850M           ~$900M

DIRECTV Latin America
   Operating Loss...........                                        $(80) -       $(250) -
                                $(71)M         $(119)M             (100)M         (275)M          No Change
   Plus: Depreciation &
   Amortization.                  $49M           $58 M              ~$50M         ~$200M          No Change
                               -------          ------             ------         ------          ---------

   EBITDA...................    $(22)M          $(61)M      $(30) - (50)M    $(50) - (75)M        No Change

Hughes Network Systems
   Operating Loss...........  $(39.8)M        $(48.5)M      $(30) - (40)M    $(65) - (75)M        No Change
   Plus: Depreciation &
   Amortization.                $17.6M          $18.0M              ~$20M     $65 - 75M           No Change
                              --------          ------             ------      ---------          ---------

   EBITDA...................  $(22.2)M        $(30.5)M      $(10) - (20)M            ~$0          No Change

PanAmSat
   Operating Profit.........    $76.3M          $57.1M          $65 - 85M     $250 - 300M         No Change
   Plus: Depreciation &
   Amortization.                $72.3M          $94.0M          $80 - 70M     $330 - 300M         No Change
                                ------          ------          ---------     -----------         ---------

   EBITDA...................   $148.6M         $151.1M        $145 - 155M     $580 - 600M         No Change


* Additional DIRECTV U.S. non-GAAP financial reconciliation is included with the DIRECTV U.S. stand-alone financial statements included in this earnings release.

    (1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is defined as operating profit (loss) plus depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. HUGHES management uses EBITDA to evaluate the operating performance of HUGHES and its business segments, to allocate resources and capital to its business segments, and as a measure of performance for incentive compensation purposes. HUGHES believes EBITDA is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. EBITDA is used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. HUGHES management believes that EBITDA is a common measure used to compare HUGHES' operating performance and enterprise value to other communications, entertainment and media service providers. EBITDA does not give effect to cash used for interest payments related to debt service requirements. As a result, EBITDA does not reflect funds available for investment in the business of HUGHES, dividends or other discretionary uses. EBITDA and EBITDA margin as presented herein may not be comparable to similarly titled measures reported by other companies.


    (2) The discussion of financial results for DIRECTV U.S. reflects amounts included in the stand-alone financial statements of DIRECTV Holdings, LLC that are included later in this earnings release. In accordance with generally accepted accounting principles, certain items in the stand-alone financial statements of DIRECTV Holdings, LLC are required to be accounted for differently than in the financial results reported by HUGHES in Selected Segment Data pursuant to Statement of Financial Accounting Standards No.
    131. For example, the DIRECTV U.S. EBITDA and operating profit results include approximately $3 million and $4 million of pension expense in the first quarter of 2002 and 2003, respectively, which HUGHES includes in "Eliminations and Other" for segment reporting purposes.

    In connection with the proposed transactions announced on April 9, 2003, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and The News Corporation Limited ("News") intend to file relevant materials with the Securities and Exchange Commission ("SEC"), including one or more registration statement(s) that contain a prospectus and proxy/consent solicitation statement. Because those documents will contain important information, holders of GM $1-2/3 common stock and GM Class H common stock are urged to read them, if and when they become available. When filed with the SEC, they will be available for free (along with any other documents and reports filed by GM, Hughes or News with the SEC) at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM. Such documents are not currently available.

    GM and its directors and executive officers and Hughes and certain of its executive officers may be deemed to be participants in the solicitation of proxies or consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interest in the solicitation was filed pursuant to Rule 425 with the SEC by each of GM and Hughes on April 10, 2003. Investors may obtain additional information regarding the interests of such participants by reading the prospectus and proxy/consent solicitation statement if and when it becomes available.

    This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

    Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes and News to differ materially, many of which are beyond the control of GM, Hughes or News include, but are not limited to, the following: (1) operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (2) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (3) the effects of legislative and regulatory changes; (4) an inability to retain necessary authorizations from the FCC; (5) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (6) the introduction of new technologies and competitors into the subscription television business; (7) changes in labor, programming, equipment and capital costs; (8) future acquisitions, strategic partnerships and divestitures; (9) general business and economic conditions; and (10) other risks described from time to time in periodic reports filed by GM, Hughes or News with the SEC. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                                       ###

                         HUGHES ELECTRONICS CORPORATION

                    CONSOLIDATED STATEMENTS OF OPERATIONS AND
                AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)
                              (Dollars in Millions)
                                   (Unaudited)
                                                                         Three Months
                                                                        Ended March 31,
                                                                        ---------------
                                                                       2003         2002
                                                                       ----         ----
Revenues
Direct broadcast, leasing and other services........................  $2,081.8   $1,844.6
Product sales.......................................................     145.5      180.2
                                                                         -----      -----

Total Revenues......................................................   2,227.3    2,024.8
                                                                       -------    -------

Operating  Costs and Expenses,  Exclusive of  Depreciation  and
Amortization  Expense Shown Below
Broadcast programming and other costs..............................    1,061.7      905.7
Cost of products sold..............................................      143.0      173.0
Selling, general and administrative expenses.......................      717.6      781.6
Depreciation and amortization......................................      263.1      252.2
                                                                         -----      -----

Total Operating Costs and Expenses.................................    2,185.4    2,112.5
                                                                       -------    -------

Operating Profit (Loss)............................................       41.9      (87.7)
Interest income....................................................        6.2        4.3
Interest expense...................................................      (80.5)     (76.3)
Other, net.........................................................      (28.1)     (41.6)
Reorganization expense.............................................       (6.9)        --
                                                                         -----         --

Loss From Continuing Operations Before Income Taxes, Minority
  Interests and Cumulative Effect of Accounting Change.............      (67.4)    (201.3)
Income tax benefit.................................................       24.2       76.5
Minority interests in net earnings of subsidiaries.................       (7.4)      (6.7)
                                                                         -----      -----

Loss from continuing operations before cumulative
  effect of accounting change                                            (50.6)    (131.5)
Loss from discontinued operations, net of taxes....................       (0.3)     (24.9)
                                                                         -----     ------

Loss before cumulative effect of accounting change.................      (50.9)    (156.4)
Cumulative effect of accounting change, net of taxes...............         --     (681.3)
                                                                            --    -------

Net Loss...........................................................      (50.9)    (837.7)
Preferred stock dividends..........................................         --      (24.1)
                                                                            --      -----

Loss Used for Computation of Available Separate Consolidated
  Net Income (Loss)................................................     $(50.9)   $(861.8)
                                                                         =====      =====


Available Separate Consolidated Net Income (Loss)
Average number of shares of General Motors Class H
  Common Stock outstanding (in millions) (Numerator)...............      989.8      877.6
Average Class H dividend base (in millions) (Denominator)..........    1,381.9    1,301.2
Available Separate Consolidated Net Income (Loss)..................     $(36.5)   $(581.2)
                                                                       =======    =======

                                     - 29 -

                         HUGHES ELECTRONICS CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                              (Dollars in Millions)

                                                                March 31,    December
                                                                  2003       31, 2002
                                                                ---------    ---------
ASSETS                                                         (Unaudited)
Current Assets.
Cash and cash equivalents.....................................    $2,962.2    $1,128.6
Accounts and notes receivable.................................     1,126.0     1,133.9
Contracts in process..........................................       123.8       165.9
Inventories...................................................       290.1       230.3
Deferred income taxes.........................................        84.6        97.7
Prepaid expenses and other....................................       889.4       900.0
                                                                     -----       -----

Total Current Assets..........................................     5,476.1     3,656.4
Satellites, net...............................................     4,912.2     4,922.6
Property, net.................................................     1,966.4     2,017.4
Goodwill, net.................................................     5,775.2     5,775.2
Intangible Assets, net........................................       626.2       644.7
Net Investment in Sales-type Leases...........................       155.8       161.9
Investments and Other Assets..................................       762.3       706.9
                                                                     -----       -----

Total Assets..................................................   $19,674.2   $17,885.1
                                                                 =========   =========


LIABILITIES AND STOCKHOLDER'S EQUITY.
Current Liabilities
Accounts payable..............................................    $1,150.2    $1,039.0
Deferred revenues.............................................       173.2       166.4
Short-term borrowings and current portion of long-term debt           45.1       727.8
Accrued liabilities and other.................................     1,185.6     1,269.9
                                                                   -------    -------

Total Current Liabilities.....................................     2,554.1     3,203.1
Long-Term Debt................................................     4,969.7     2,390.0
Other Liabilities and Deferred Credits........................     1,132.3     1,178.4
Deferred Income Taxes.........................................       530.2       581.2
Commitments and Contingencies
Minority Interests............................................       563.7       555.3
Stockholder's Equity..........................................     9,924.2     9,977.1
                                                                   -------     -------

Total Liabilities and Stockholder's Equity....................   $19,674.2   $17,885.1
                                                                 =========   =========


Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

                         HUGHES ELECTRONICS CORPORATION

                              SELECTED SEGMENT DATA
                              (Dollars in Millions)
                                   (Unaudited)

                                                      Three Months
                                                    Ended March 31,
                                                    ---------------
                                                    2003        2002
                                                    ----        ----
                DIRECT-TO-HOME BROADCAST.
                Total Revenues.................  $1,847.9   $1,630.4
                EBITDA (1).....................    $211.3     $(20.9)
                EBITDA Margin (1)..............     11.4%      N/A
                Operating Profit (Loss)........     $38.3    $(164.0)
                Operating Profit Margin........      2.1%      N/A
                Depreciation and Amortization      $173.0     $143.1
                Capital Expenditures...........     $73.2     $124.6

                SATELLITE SERVICES.
                Total Revenues.................    $199.8     $207.1
                EBITDA (1).....................    $148.6     $151.1
                EBITDA Margin (1)..............      74.4%      73.0%
                Operating Profit...............     $76.3      $57.1
                Operating Profit Margin........      38.2%      27.6%
                Depreciation and Amortization       $72.3      $94.0
                Capital Expenditures...........     $33.1      $74.0

                NETWORK SYSTEMS
                Total Revenues.................    $247.4     $242.8
                EBITDA (1).....................    $(22.2)    $(30.5)
                Operating Loss.................    $(39.8)    $(48.5)
                Depreciation and Amortization       $17.6      $18.0
                Capital Expenditures...........     $54.1     $128.3

                ELIMINATIONS and OTHER.
                Total Revenues.................    $(67.8)    $(55.5)
                EBITDA (1).....................    $(32.7)     $64.8
                Operating Profit (Loss)........    $(32.9)     $67.7
                Depreciation and Amortization        $0.2      $(2.9)
                Capital Expenditures...........     $27.1      $19.0

                TOTAL
                Total Revenues.................  $2,227.3   $2,024.8
                EBITDA (1).....................    $305.0     $164.5
                EBITDA Margin (1)..............      13.7%       8.1%
                Operating Profit (Loss)........     $41.9     $(87.7)
                Operating Profit Margin........       1.9%      N/A
                Depreciation and Amortization      $263.1     $252.2
                Capital Expenditures...........    $187.5     $345.9


    (1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is defined as operating profit (loss) plus depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. HUGHES management uses EBITDA to evaluate the operating performance of HUGHES and its business segments, to allocate resources and capital to its business segments, and as a measure of performance for incentive compensation purposes. HUGHES believes EBITDA is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. EBITDA is used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. HUGHES management believes that EBITDA is a common measure used to compare HUGHES' operating performance and enterprise value to other communications, entertainment and media service providers. EBITDA does not give effect to cash used for interest payments related to debt service requirements. As a result, EBITDA does not reflect funds available for investment in the business of HUGHES, dividends or other discretionary uses. EBITDA and EBITDA margin as presented herein may not be comparable to similarly titled measures reported by other companies.

       The Following Pages Reflect DIRECTV U.S.' Financial Statements and

                       Other Data as a Stand Alone Entity


                              DIRECTV HOLDINGS LLC

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                Three Months Ended March 31,
                                                                ---------------------------
                                                                       2003        2002
                                                                       ----        ----
                                                                   (dollars in millions)
Revenues............................................................ $1,708.1   $1,465.8
Operating Costs and Expenses, exclusive of depreciation and
amortization expense shown below
   Programming and other costs......................................    695.5      604.4
   Subscriber service expenses......................................    156.4      147.3
   Subscriber acquisition costs:
      Third party customer acquisitions.............................    325.0      368.2
      Direct customer acquisitions..................................     55.8       22.9
   Retention, upgrade and other marketing costs.....................     93.8       77.6
   Broadcast operations expenses....................................     33.9       30.9
   General and administrative expenses..............................    117.3      120.8
Depreciation and amortization expense...............................    124.4       85.1
                                                                        -----       ----

   Total Operating Costs and Expenses...............................  1,602.1    1,457.2
                                                                      -------     -------

Operating Profit....................................................    106.0        8.6
Interest expense, net...............................................    (29.2)     (28.1)
Other loss, net.....................................................     (1.1)      (0.2)
                                                                         -----     -----

Income (Loss) Before Income Taxes...................................     75.7      (19.7)
Income tax benefit (expense)........................................    (28.4)       7.3
                                                                       ------        ---

Net Income (Loss)...................................................    $47.3     $(12.4)
                                                                        =====      =====

                              DIRECTV HOLDINGS LLC

                           CONSOLIDATED BALANCE SHEETS

                                                        March 31,
                                                          2003     December 31,
                                                       (Unaudited)      2002
                                                       ----------   -----------
                                                        (dollars in millions)
                         ASSETS
    Current Assets
       Cash and cash equivalents......................     $273.8        $14.1
       Accounts receivable, net of allowances.........      466.9        506.7
       Inventories, net...............................       78.2         62.6
       Prepaid expenses and other.....................      490.9        545.8
                                                            -----        -----

           Total Current Assets.......................    1,309.8      1,129.2
    Satellites, net...................................    1,019.0      1,011.3
    Property, net.....................................      786.2        838.6
    Goodwill, net.....................................    2,888.5      2,888.5
    Intangible Assets, net............................      605.2        623.7
    Investments and Other Assets......................      106.3         87.3
                                                            -----         ----

           Total Assets...............................   $6,715.0     $6,578.6
                                                         ========     ========


            LIABILITIES AND OWNER'S EQUITY
    Current Liabilities
       Accounts payable and accrued liabilities.......   $1,204.6     $1,139.2
       Unearned subscriber revenue....................      162.7        156.6
       Current portion of long-term debt..............       10.5           --
                                                             ----           --

           Total Current Liabilities..................    1,377.8      1,295.8
    Long-Term Debt....................................    2,614.5           --
    Other Liabilities and Deferred Credits............      446.6        477.6
    Deferred Income Taxes.............................      269.6        246.7
    Commitments and Contingencies.....................        --            --
    Owner's Equity
       Capital stock and additional paid-in capital.      2,782.9      5,385.1
       Accumulated deficit............................     (776.4)      (823.7)
                                                           -------      -------

    Subtotal Owner's Equity...........................    2,006.5      4,561.4
                                                          -------       -------

       Accumulated Other Comprehensive Loss.
       Accumulated unrealized losses on securities..          --          (2.9)
                                                              --          -----

           Total Owner's Equity.......................    2,006.5      4,558.5
                                                          -------       -------

    Total Liabilities and Owner's Equity..............   $6,715.0     $6,578.6
                                                          ========     =======

                                     - 33 -

                              DIRECTV HOLDINGS LLC
                Non-GAAP Financial Reconciliation and Other Data
                                   (Unaudited)

             Pre-Marketing Margin Reconciliation to Operating Profit

                                                           For the Quarter Ended   Guidance
                                                                  March 31,        Full Year
                                                              2003         2002      2003
                                                                   (dollars in millions)
Operating profit........................................... $106.0          $8.6 ~   $375
Add back: Subscriber acquisition costs.
              Third party customer acquisitions............  325.0         368.2      **
              Direct customer acquisitions.................   55.8          22.9      **
       Depreciation and amortization expense...............  124.4          85.1      **
       Retention, upgrade and other marketing costs........   93.8          77.6      **
                                                              ----          ----      --

Subtotal...................................................  599.0         553.8    ~2,545
                                                             -----         -----    ------

Pre-marketing margin*...................................... $705.0        $562.4  ~ $2,920
                                                            ======        ======    ======


Pre-marketing margin as a percentage of revenue*...........  41.3%          38.4%      ~40%

                                   Other Data

                                                          For the Quarter Ended
                                                                 March 31,
                                                                 ---------
                                                           2003           2002
                                                           ----           ----
                                                    (dollars except where noted)
         Average monthly revenue per subscriber (ARPU)   $59.10         $56.70
         Average monthly subscriber churn-- %..........     1.5%           1.6%
         Average subscriber acquisition costs (SAC)...     $545           $510
         Total number of subscribers--platform (000's)   11,421         10,544
         Total owned and operated subscribers (000's).    9,768          8,793

(*) Pre-marketing margin is a measure of profitability before subscriber acquisition costs; retention, upgrade and other marketing costs; and depreciation and amortization. Pre-marketing margin is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. HUGHES and DIRECTV U.S. management use pre-marketing margin to aid in the evaluation of DIRECTV U.S.' operating performance. HUGHES and DIRECTV U.S. believe pre-marketing margin is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. Pre-marketing margin is used as an additional analytical indicator of profitability. HUGHES and DIRECTV management believe that pre-marketing margin is a common measure used to compare DIRECTV U.S.' operating performance to other multi-channel video providers. Pre-marketing margin does not reflect funds available for investment in the business of DIRECTV, dividends or other discretionary uses. Pre-marketing margin as presented herein may not be comparable to similarly titled measures reported by other companies.

(**) No individual guidance provided.






                                      # # #

                                     - 34 -


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    April 15, 2003
        --------------
                                       By
                                            /s/Peter R. Bible
                                            --------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)












                                     - 35 -